                                                                    Exhibit 8(b)


                  [LETTERHEAD OF WEIL, GOTSHAL & MANGES LLP]


                               October __, 1997


HE Holdings, Inc.
7200 Hughes Terrace
Los Angeles, California 90045-0066

Ladies and Gentlemen:

     In connection with the Solicitation Statement/Prospectus contained within the Registration Statements on Form S-4 of General Motors Corporation, a Delaware corporation, and HE Holdings, Inc., a Delaware corporation ("HE Holdings"), initially filed with the Securities and Exchange Commission on October __, 1997 (with all amendments thereto, the "Registration Statements"), you have requested our opinion with respect to the matters set forth below.

     In formulating our opinion, we examined such documents as we deemed appropriate, including the Agreement and Plan of Merger, dated as of January 16, 1997 (the "Merger Agreement"), between HE Holdings and Raytheon Company, a Delaware corporation, and the Registration Statements.

     Our opinion set forth below assumes (1) the accuracy of the statements and facts concerning the Merger (as such term is defined in the Merger Agreement) set forth in the Merger Agreement and the Registration Statement and (2) that the Merger is consummated in the manner contemplated by, and in accordance with the terms set forth in, the Merger Agreement and the Registration Statement.

HE Holdings, Inc.
October ___, 1997
Page 2


     Based upon the facts and statements set forth above, our examination and review of the documents referred to above and subject to the assumptions set forth above, we are of the opinion that the legal conclusions set forth under the heading "Certain Federal Income Tax Considerations Relating to the Raytheon Merger" in the Registration Statements are correct in all material respects. We express no opinion as to any matter other than those specifically set forth herein.

     Our opinion is based on current provisions of the Internal Revenue Code of 1986, as amended, the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and case law, any of which may be changed at any time with retroactive effect. Any change in applicable laws or the facts and circumstances surrounding the Merger, or any change or inaccuracy in the statements, facts, assumptions and representations on which we have relied, may affect the continuing validity of the opinion set forth herein. We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention.

     The opinion expressed herein is rendered solely for your benefit in connection with the transactions described herein. This opinion may not be used or relied upon by any other person, nor may this letter or any copies thereof be furnished to a third party, filed with a governmental agency, quoted, cited or otherwise referred to without our prior written consent.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to this firm under the headings "Certain Federal Income Tax Considerations Relating to the Raytheon Merger" and "Legal Matters" in the Registration Statements, without admitting that we are "experts" under the Securities Act or the rules and regulations promulgated thereunder with respect to any part of the Registration Statements.

                                        Very truly yours,